Exhibit 10.1

Execution Copy

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made effective as of July 1, 2010, by and between CONSOL Energy Inc., a Delaware corporation, CNX Center, 1000 CONSOL Energy Drive, Canonsburg, Pennsylvania 15317 (“CONSOL” or the “Company”), and John Whitmire, an individual (the “Consultant”). Unless otherwise stated in this Agreement, the term “Company” includes the subsidiaries and affiliates of CONSOL Energy Inc.

1.	Term

The term of this Agreement shall be for the period of twelve (12) months commencing July 1, 2010 and terminating on June 30, 2011, subject to the terms and conditions of this Agreement and unless terminated earlier in accordance with paragraph 11 herein (the “Term”); provided, however, that commencing on July 1, 2011 and on each anniversary thereafter, the Term shall be automatically extended for an additional one-year period (each a “Renewal Term”), subject to the terms and conditions of this Agreement and unless terminated earlier in accordance with paragraph 11 herein. For purposes of clarity, each Term or Renewal Term shall be for a one-year period.

2.	Services

During the term of this Agreement, the Consultant shall perform the services defined in Exhibit A, entitled “Scope of Work”, which is attached hereto and made a part hereof. The Company and Consultant, by mutual agreement, may alter, amend or supplement the Scope of Work. The Consultant shall control the location, time, method and process by which he performs the services and accomplishes the tasks in the Scope of Work provided he meets established deadlines and, where possible, schedule the performance of the Consultant’s services in conjunction with Company employees to minimize scheduling conflicts. The Consultant will personally perform the services provided for herein.

3.	Payments

During the term of this Agreement and subject to this Agreement’s terms, CONSOL shall pay the Consultant $725,000 per year, payable in equal monthly installments in arrears, for the performance of the services set forth in the Scope of Work (the “Annual Payment”). The Company shall make available reasonable and necessary clerical support to the Consultant at an annual cost not to exceed $50,000.

In addition, the Consultant shall be reimbursed for all actual reasonable, customary and usual out-of-pocket business-related expenses (“Expenses”) incurred on behalf of the Company, after submission and approval of invoices or expense reports, which shall be submitted monthly. To the extent that any reimbursements under this Agreement are taxable reimbursements, any such reimbursements payable to the Consultant shall be paid no later than December 31 of the year following the year in which the expense was incurred; provided, that the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year and the Consultant’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

In the event the Agreement is terminated by the Consultant, is terminated by the Company for Cause (as defined below), or the Consultant dies or is disabled to the point that he can no longer provide the services in the Scope of Work, the Company shall only pay (i) the pro rata portion of the Annual Payment for services through the end of the month in which termination occurs, and (ii) any Expenses incurred through the date of termination.

In the event the Agreement is terminated by the Company other than for Cause, the Company shall pay (i) the pro rata portion of the Annual Payment earned for services performed through the date of termination plus (if the Consultant executes, and does not revoke, a general release of claims (excluding any claims arising under or in respect of Consultant’s rights under Section 10 of this Agreement) mutually acceptable to both parties and delivers the release to the Company on or before the 52nd day following the termination date) the balance of the Annual Payment, if any, that would have otherwise been paid during the Term or Renewal Term, as the case may be, if the Agreement had not been terminated, and (ii) any Expenses incurred by the Consultant through the date of termination. For purposes of this Agreement, “Cause” means material breach of this Agreement by the Consultant, provided that to the extent curable such breach continues unabated for 20 days after receipt by Consultant of written notice from the Company containing a reasonable description of the alleged continuing material breach by Consultant.

No amounts other than those payable under this paragraph 3 shall be payable by the Company to the Consultant as compensation for the services provided by Consultant in accordance with this Agreement and the Consultant shall not qualify for any Company-provided employee benefits by virtue of this Agreement (other than those benefits provided to the Consultant pursuant to his membership on the CONSOL Board of Directors).

4.	Independent Contractor

In the performance of services hereunder, the Consultant shall at all times be acting as an independent contractor and not as an employee, servant or agent of the Company, and the Company will have no right to determine or control the details, means or methods by which the Consultant performs his services or, except as provided in paragraph 2 and Exhibit A, the particular hours or days or number of hours or days of work. The Consultant shall have no power or authority to commit, bind or incur any obligation on behalf of the Company except as outlined in writing by CONSOL’s Chief Executive Officer or his designated representative and then only as may be necessary or appropriate in connection with the performance of the Consultant’s services pursuant to this Agreement.

5.	Confidentiality and Ownership of Work Product

During the term of this Agreement and thereafter, all documents, data and other information which have not been made public and which come into the Consultant’s possession or attention from the Company in the course of his rendition of services under this Agreement shall be the Company’s sole property and shall not be used by the Consultant, except as may be necessary in the rendition of such services. Such documents, data and other information shall not be released or disclosed by the Consultant to anyone without the Company’s written consent (except where required by applicable laws, rules, regulations, court order or subpoena, copies of which shall be timely furnished to the Company prior to release or disclosure).

All reports, documents, data, presentations and other material prepared by the Consultant in the course of the performance of services pursuant to this Agreement shall be and remain the Company’s sole property in which the Consultant shall have no proprietary rights (including, but not limited to, copyright). The provisions of this paragraph shall survive and be binding upon the Consultant after termination of this Agreement. The Consultant shall, at the termination of this Agreement for any reason or upon a request from the Company, return or, as the case may be, provide such documents, data and other material referred to herein, including any copies or summaries thereof, to the Company.

6.	Non-Compete

Except as otherwise provided below, during the term of this Agreement, the Consultant shall not provide services (including, but not limited to, consulting, advising or employment) to any Competing Business. Also, during the term of this Agreement and for a period of two (2) years thereafter, the Consultant will not: directly or indirectly engage in a Competing Business, including, but not limited to, as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 1% of the outstanding capital stock of a publicly traded entity or an investment in any private business in which the investment of Consultant is less than $500,000), consultant, advisor, agent or sales representative, in any geographic region in which the Company offers products or services or conducts, has conducted or is planning to conduct business. A “Competing Business” shall be one that offers or is preparing to offer any products or services that are the same as or similar to or in competition with any of the products or services then offered by or then being prepared to be offered by any line of business of the Company. The Consultant’s services as a director on the boards of directors of Transocean Inc. and El Paso Corporation are expressly excluded from the provisions of this paragraph 6.

The Consultant acknowledges that the restrictions set forth in this paragraph 6 are reasonable because the Company offers its products and services and/or plans to offer its products and services in a broad, changing geographic market. The Consultant further covenants and agrees that the geographic, length of term and types of activities restricted contained in this Agreement are reasonable and necessary to protect the legitimate business interests of the Company because of the scope of the Company’s business. In the event that a court of competent jurisdiction shall determine that one or more of the provisions of this paragraph 6 is so broad as to be unenforceable, then such provision shall be deemed to be reduced in scope or length, as the case may be, to the extent required to make this paragraph enforceable. If the Consultant violates the provisions of this paragraph 6, the periods described herein shall be extended by that number of days which equals the aggregate of all days during which at any time any such violations occurred.

7.	Non-Disparagement

The Consultant agrees not to disparage the services, products, customers, directors or employees of the Company during the term of the Agreement and for two years thereafter.

8.	Representations, Warranties and Covenants

The Consultant covenants that the services performed hereunder will be performed in all material respects in accordance with any statutes, regulations, ordinances or contracts applicable to the services covered hereunder, and will be performed in all material respects in accordance with sound technical principles and prudent business custom and usage.

The Consultant further represents and warrants that he is not an official, employee or representative of any government or of any department, agency or instrumentality of any government or official, representative, agent or candidate of any political party and covenants that he shall not become such during the term of this Agreement.

9.	Taxes

The Consultant shall be responsible for and pay any and all taxes or charges assessed against him or for which he is liable in connection with his performance of services hereunder and the receipt of the Annual Payment from the Company for such services, including, but not limited to, federal, state or local income taxes, social security, unemployment, Medicare, and agrees to indemnify the Company and hold the Company harmless against any and all claims or liability for income, corporation, excess profits, and other taxes or withholdings, and fines, penalties and interest thereon assessed or levied by the government of the United States or any state or local government, or by the government of any other country or any political subdivision thereof against the Consultant or against the Company for or on account of any remuneration made to or earned by the Consultant hereunder.

10.	Indemnity

The Company shall indemnify, defend and hold harmless the Consultant for any damages or losses claimed by a third party, except to the extent that the Consultant is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the Consultant’s gross negligence, willful misconduct or fraud. The provisions of this paragraph shall survive and be binding upon the Company after termination of this Agreement. This paragraph does not apply to tax liability.

11.	Termination

The results of the Consultant’s services shall be subject to the Company’s review and approval. Notwithstanding paragraph 1 of this Agreement, the Company or the Consultant shall have the right to terminate this Agreement at any time and for any reason by giving thirty (30) days written notice to the other party. The Company may terminate this Agreement immediately for Cause, and this Agreement shall terminate immediately if the Consultant dies or becomes disabled.

12.	Waiver

The failure of either party hereto to enforce any right under this Agreement shall not be construed to be a waiver of that right, or of damages caused thereby, or of any other rights under this Agreement.

13.	Assignment

The Consultant shall not assign or transfer his rights and obligations under this Agreement without the prior written consent of the Company and any such unauthorized assignment or transfer shall be void and of no effect. The Company may assign this Agreement without the Consultant’s consent.

14.	Applicable Law

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to its conflict or choice of law provisions.

15.	Scope of this Agreement

This Agreement constitutes the entire agreement between the Company and the Consultant as to the subject matter described herein. This Agreement may not be changed in any way except by written instrument signed by both the Company and the Consultant. Notwithstanding the foregoing or any provision of this Agreement to the contrary, the Company may at any time (without the consent of the Consultant) modify, amend or terminate any or all of the provisions of this Agreement or take any other action, to the extent necessary or advisable, to conform the provisions of this Agreement or the benefits provided thereunder with Section 409A of the Code, the regulations issued thereunder or an exception thereto.

16.	Code Section 409A

The provisions of this Agreement will be administered, interpreted and construed in a manner intended to comply with Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), the regulations issued thereunder or any exception thereto. Notwithstanding anything in this Agreement to the contrary, any compensation that is designated under this Agreement as payable upon the Consultant’s termination of service or this Agreement shall be payable only upon the Consultant’s “separation from service” with the Company within the meaning of Section 409A and, except as provided below, any such compensation or benefits shall not be paid, or, in the case of installments, shall not commence payment, until the sixtieth (60th) day following the Consultant’s separation from service. Any installment payments that would have been made to the Consultant during the sixty (60) day period immediately following the Consultant’s separation from service but for the preceding sentence shall be paid to the Consultant on such sixtieth (60th) day and the remaining payments shall be made as provided in this Agreement. For purposes of this Agreement, the right to receive a payment, including each monthly installment payment, shall be treated as a right to receive a separate payment and, accordingly, each installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. The Consultant shall have no right to designate the date of any payment under this Agreement. The Company reserves the right to accelerate and/or defer any payment to the extent permitted and consistent with Section 409A or an exception thereto. Notwithstanding any provision of this Agreement to the contrary, to the extent that a payment hereunder is subject to Section 409A of the Code (and not excepted therefrom) and payable on account of a separation from service, such payment shall be delayed for a period of six months after the date of termination (or, if earlier, the death of the Consultant) if the Consultant is a “specified employee” (as defined in Section 409A of the Code and determined in accordance with the procedures established by the Company). Any payment that would otherwise have been due or owing during such six-month period will be paid immediately following the end of the six-month period in the month following the month containing the six-month anniversary of the date of termination.

Notwithstanding any provision of this Agreement to the contrary, the Consultant acknowledges and agrees that the Company shall not be liable for, and nothing provided or contained in this Agreement will be construed to obligate or cause the Company to be liable for, any tax, interest or penalties imposed on the Consultant related to or arising with respect to this Agreement, including any violation of Code Section 409A, whether such violation arises under this Agreement or any other arrangement.

[Signature Page for Consulting Agreement with John Whitmire]

IN WITNESS WHEREOF, the Company and the Consultant have caused this Agreement to be executed as of the day and year first above written.

CONSOL ENERGY INC.

J. Brett Harvey
Chairman, President and Chief Executive Officer
Date:

CONSULTANT

John Whitmire
Date:

Exhibit A

SCOPE OF WORK AND TITLE

The scope of services to be provided by the Consultant is as follows:

•	Providing high-level strategic advice to the Chief Executive Officer or such other executive as the Company may reasonably request.

•	Providing market analysis and recommendations.

•	Providing any other services as reasonably requested by the Company and agreed to by Consultant.

* It is expected that the Consultant will spend approximately 20% of his working time in providing the foregoing services.

A-1